Exhibit 10.19
Agreement between Chevron Corporation and R. Hewitt Pate

December 13, 2018

Mr. R. Hewitt Pate
Vice President and General Counsel
Chevron Corporation
6001 Bollinger Canyon Road
San Ramon, CA 94583

Dear Hew,

This letter sets forth the updated termination provisions applicable to you in recognition of your contribution. The arrangement shall be effective on December 4, 2018.

If your employment with the Company is terminated on or after June 30, 2022 for any reason other than misconduct, including retirement, death, or disability, you shall be subject to the termination provisions of the Long-Term Incentive Plan of Chevron Corporation (“LTIP”) as if you had 90 points (the sum of your age and Health Welfare service) or equivalent termination provisions if current LTIP provisions are modified. This arrangement does not supersede the agreement you entered with the Company on February 21, 2012 which deems you to have 75 points under LTIP, if you terminate employment on or after August 1, 2019.

Upon your termination, you will also receive a payment equal to the actuarial value of the difference between the portion of retiree health company contribution you are eligible for at retirement based on points and the full applicable company contribution at that time.

If you have any question, please don’t hesitate to contact me.

Sincerely,
/s/ RHONDA J. MORRIS
Rhonda J. Morris

cc:    Mike K. Wirth